EXHIBIT 99.1

GEOGLOBAL ANNOUNCES SALE OF CERTAIN INDIAN ASSETS

Calgary, Alberta, Canada, April 9, 2013 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) announced today that it has entered into a share purchase agreement with Sarus Energy Ltd. (“Sarus”) pursuant to which Sarus will acquire 100% of the issued and outstanding shares of a wholly owned subsidiary of the Company, GeoGlobal Exploration (Barbados) Inc. (“GEB”), in a two-part transaction.

Included in the transaction is the Company’s 14% - 20% participating interest (“PI”) in the CB-ON/2 PSC (“Tarapur”), which includes: the Tarapur Mining Lease and the Tarapur Ring Fenced PSC; a 10% PI in CB-ONN-2003/2 (“Ankleshwar”); and a 10% PI in CB-ONN-2002/3 (“Sanand/Miroli”), (collectively referred to as the “Cambay Assets”).

On the first closing date, Sarus will acquire 49% of the issued and outstanding shares of GEB for US$2,000,000.  The first part of the transaction is expected to close on April 12, 2013.

On the second closing date, Sarus will acquire the remaining 51% of the shares of GEB for US$14,000,000.  The second closing is subject to certain terms, conditions and consents, including the approval of the Government of India.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Such statements contain words such as “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “will,” “might,” “should,” “could,” “would,” “seeks,” “pursues,” and “anticipates” or the negative or other variation of these or similar words, or may include discussions of strategy or risks and uncertainties. These statements include statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and GeoGlobal disclaims any obligation to update this information, except as required by law.  The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC. www.geoglobal.com Phone: +1-403-777-9250 Email: info@geoglobal.com	THE EQUICOM GROUP Nick Hurst Phone: +1-403-218-2835 Email: nhurst@equicomgroup.com